Exhibit 21

List of Subsidiaries

Bankers Reserve Life Insurance Company of Wisconsin, a Wisconsin corporation
Bridgeway Health Solutions, LLC, a Delaware LLC
Buckeye Community Health Plan, Inc., an Ohio corporation
CBHSP Arizona, Inc., an Arizona corporation
CCTX Holdings, LLC, a Delaware LLC
CenCorp Consulting Company, Inc., a Delaware corporation
Cenpatico Behavioral Health, LLC, a California LLC
Cenpatico Behavioral Health of Arizona, LLC, an Arizona LLC
Cenphiny Management, LLC, a Delaware LLC
Centene Company of Texas, LP, a Texas limited partnership
Centene Holdings, LLC, a Delaware LLC
Centene Management Company, LLC, a Wisconsin LLC
Centene Plaza Redevelopment Corporation, a Missouri corporation
CMC Real Estate Company, LLC, a Delaware LLC
Coordinated Care Corporation Indiana, Inc., d/b/a Managed Health Services, an Indiana corporation
Managed Health Services Insurance Corporation, a Wisconsin corporation
MHS Consulting Corporation, Inc., a Wisconsin corporation
Nurse Response, Inc., a Delaware corporation
NurseWise Holdings, LLC, a Delaware LLC
NurseWise, LP, a Delaware limited partnership
Nurtur Health, Inc., a Delaware corporation
OptiCare Managed Vision, Inc., a Delaware corporation
Peach State Health Plan, Inc., a Georgia corporation
Sunshine Health Holding Company, a Florida corporation
Sunshine State Health Plan, Inc., a Florida corporation
Superior HealthPlan, Inc., a Texas corporation
Total Carolina Care, Inc., a South Carolina corporation
U.S. Script, Inc., a Delaware corporation
University Health Plans, Inc., a New Jersey corporation